Exhibit 99.3

FOR IMMEDIATE RELEASE:

Reis, Inc. Announces Block Repurchase of Reis Common Stock Reis Reaffirms Stock Repurchase Program

NEW YORK, March 17, 2009: Reis, Inc. (NASDAQ:REIS) (“Reis” or the “Company”), a leading provider of commercial real estate market information and analytical tools, today announced that the Company has purchased 194,123 shares of Reis’s common stock on the open market, pursuant to a stock repurchase program announced on December 12, 2008. The purchase price of the shares was $2.63 per share.

“This purchase of a sizeable block of shares by Reis shows our strong confidence in Reis’s future prospects and reaffirms our commitment to our previously announced stock repurchase program,” remarked Lloyd Lynford, President and CEO of Reis. “We are pleased to be able to take advantage of this opportunity.”

Under the ongoing stock repurchase program, Reis is permitted to repurchase an aggregate of up to $1,500,000 of its common stock. As of today, Reis had repurchased an aggregate of 214,523 shares of its common stock at an average price of $2.75 per share, for an aggregate purchase price, including commissions, of approximately $600,000. As a result, Reis is currently authorized to repurchase an additional approximately $900,000 under the program.

About Reis

The Company was formed through a May 2007 merger (the “Merger”) between Reis, Inc., a Delaware corporation (“Private Reis”), and Wellsford Real Properties, Inc. (“Wellsford”).  Reis carries on the businesses of Private Reis and Wellsford.

Private Reis was founded in 1980 as a provider of commercial real estate market information.  Reis maintains a proprietary database containing detailed information on commercial real properties in metropolitan markets and neighborhoods throughout the U.S.  The database contains information on apartment, office, retail and industrial properties and is used by real estate investors, lenders and other professionals to make informed buying, selling and financing decisions. In addition, Reis data is used by debt and equity investors to assess, quantify and manage the risks of default and loss associated with individual mortgages, properties, portfolios and real estate backed securities. Reis currently provides its information services to many of the nation’s leading lending institutions, equity investors, brokers and appraisers.

Reis’s flagship product is Reis SE, which provides web-browser based online access to information and analytical tools designed to facilitate both debt and equity transactions and ongoing evaluations.  In addition to trend and forecast analysis at metropolitan and neighborhood levels, the product offers detailed building-specific information such as rents, vacancy rates, lease terms, property sales, new construction listings and property valuation estimates.  Reis SE is designed to meet the demand for timely and accurate information to support the decision-making of property owners, developers and builders, banks and non-bank lenders, and equity investors, all of whom require access to information on both the performance and pricing of assets, including detailed data on market transactions, supply, absorption, rents and prices. This information is critical to all aspects of valuing assets and financing their acquisition, development and construction.

For more information regarding Reis’s products and services, visit www.reis.com.

Prior to the Merger, Wellsford was a public company operating as a real estate merchant banking firm which acquired, developed, financed and operated real properties and invested in private real estate companies. The Company’s primary operating activities immediately prior to the Merger were the development, construction and sale of its three residential projects and its approximate 23% ownership interest in Private Reis. The Company is seeking to exit the residential development business in order to focus solely on the commercial real estate information services business.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements. These statements may involve risks and uncertainties, including uncertainties with respect to: the pricing and amount, if any, of any repurchases of the Company’s common stock; revenues may be lower than expected; the inability to retain and increase the Company’s customer base; additional adverse changes in the real estate industry and the markets in which the Company has property; the inability to dispose of existing residential real estate development projects at expected prices or at all; competition; the inability to attract and retain sales and senior management personnel; difficulties in protecting the security, confidentiality, integrity and reliability of the Company’s data; changes in accounting policies or practices; legal and regulatory issues; and the risk factors listed under “Item 1A. Risk Factors” of the Company’s report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on March 13, 2009. Actual results, events and performance may differ materially from those in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Press Contact:	Mark P. Cantaluppi Reis, Inc. Vice President, Chief Financial Officer (212) 921-1122

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